Exhibit 99.3
We hereby consent to the use in the Registration Statement of Special Diversified Opportunities Inc. on Form S-4 and in the Proxy Statement/Prospectus, which is part of the Registration Statement, of our opinion dated November 25, 2016 appearing as Appendix C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary,” “Background of the Contribution and Exchange,” “Approval of the Special Committee and SDOI’s Board of Directors; Reasons for the Contribution and Exchange,” and “Opinion of Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
/s/ EP Securities/dsd
EP Securities LLC
January 27, 2017
New York, New York